
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in federally tax-exempt revenue bonds, which financed construction and/or ownership of multi-family residential properties. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying audited financial statements.
</LEGEND>

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1995
<PERIOD-END>                               DEC-31-1995
<CASH>                                       5,255,586
<SECURITIES>                                         0
<RECEIVABLES>                                  543,723
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             116,437,154<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                 110,436,471<F2>
<TOTAL-LIABILITY-AND-EQUITY>               116,437,154<F3>
<SALES>                                              0
<TOTAL-REVENUES>                             8,850,629<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                             1,291,260<F5>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              7,559,369
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          7,559,369
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 7,559,369
<EPS-PRIMARY>                                      .99<F6>
<EPS-DILUTED>                                        0

<F1>In addition to cash and receivables, total assets include investment in revenue bonds of $108,635,226, net deferred expenses of $1,261,006 and escrowed funds of $741,613.
<F2>Represents partners' capital.
<F3>Liabilities include accounts payable and other liabilities of $865,304 and excess of equity in losses of property-owning investees over investments therein of $5,135,109.
<F4>Total revenue includes interest income of $8,850,629.
<F5>Other expenses include equity in losses of property-owning investees of $926,852 and general and administrative expenses of $364,408.
<F6>Represents net income per Assigned Benefit Certificate.

